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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


     JONES MEDICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is JONES MEDICAL INDUSTRIES, INC. Jones Medical Industries, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 24, 1981.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Certificate of Incorporation of this corporation, as heretofore amended or supplemented.

     3. The text of the Amended and Restated Certificate of Incorporation is hereby Amended and Restated and amended to read in its entirety as follows:

                                  ARTICLE ONE

           The name of the corporation is Jones Medical Industries, Inc.

                                  ARTICLE TWO

           The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent as such address is The Corporation Trust Company.

                                 ARTICLE THREE

           (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eighty Million (80,000,000) shares consisting of Seventy-Five Million (75,000,000) shares of Common Stock, par value of $0.04 per share, and Five Million (5,000,000) shares of Preferred Stock, par value of $0.01 per share.

           (b) The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

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           (c) The board of directors shall have the authority, to the full extent now or hereafter permitted by law, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time on such terms as it may determine, by filing a certificate pursuant to the applicable law of the State of Delaware, and to establish from time to time the number of shares to be included in each such class or series of Preferred Stock, and to fix by resolution or resolutions the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.

           The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

            (i) The number of shares constituting that class or series and the distinctive designation of that class or series;

            (ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

            (iii) Whether the class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights;

            (iv) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors shall determine;

            (v) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and if so, the terms and amount of such sinking fund;

            (vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

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            (viii) Any other relative rights, preferences and
            limitations of that class or
            series.

                                  ARTICLE FOUR

           No holder of any shares of stock of the corporation, whether now or hereafter authorized or outstanding, shall have any preemptive or preferential right of any kind to acquire, subscribe for or have offered to him any shares of stock or any other securities of the corporation, whether such stock or other securities are now or hereafter authorized or issued.

                                  ARTICLE FIVE

           The number of directors to constitute the Board of Directors from time to time shall be not less than three (3) nor more than nine (9). Said number shall be fixed in the manner set forth in the Bylaws.

                                  ARTICLE SIX

           The power to make, alter, amend or repeal the Bylaws of the corporation is vested in the Board of Directors.

                                 ARTICLE  SEVEN

           The duration of the corporation is PERPETUAL.

                                 ARTICLE  EIGHT

            The corporation is formed for the following purpose:

           To engage in any lawful act or activity for which corporations may be organized under the "General Corporation Law of the State of Delaware."

                                  ARTICLE NINE
           No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director, as a director. However, a director shall be liable to the extent provided by applicable law (i) for a breach of the director's duty of loyalty to the corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any

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      director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal of these provisions.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the Company this 5th day of June, 1997.

                                         JONES MEDICAL INDUSTRIES, INC.


                                         By    s/Michael T. Bramblett
                                           ------------------------------
                                                 Executive Vice President
(SEAL)

ATTEST:


-----------------------------
     Assistant Secretary




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